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                                                                    EXHIBIT 4.12
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                              UNICOM CORPORATION

                         RETIREMENT PLAN FOR DIRECTORS

              As Amended Through the Effective Date of the Merger

                                  I.  Purpose
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          The Unicom Corporation Retirement Plan for Directors is hereby established by Unicom Corporation (the "Company") to provide benefits for eligible members of the Company's Board of Directors as hereinafter set forth.

                               II.  Definitions
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          The following words and phrases shall have the meanings set forth below unless a different meaning is required by the context:

          (a)  Board:  The Board of Directors of the Company.
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          (b)  Company: Unicom Corporation, a corporation organized and existing
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under the laws of the State of Illinois, or its successor or successors.

          (c)  ComEd Plan: The Commonwealth Edison Company Retirement Plan for
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Directors, as it may be amended from time to time.

          (d)  ComEd Service: A Director's service as a member of the Board of
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Directors of Commonwealth Edison Company.

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          (e)  Concurrent Service: A Director's concurrent service on the Board
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and as a member of the Board of Directors of Commonwealth Edison Company.

          (f)  Director: Any member of the Board on or after September 1, 1994
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who is an outside director and who is not and never has been an officer or employee of the Company or any of its subsidiaries.

          (g)  Eligible Director: A Director who meets the eligibility
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requirements for retirement benefits set forth in Article III.

          (h)  Eligible Service: A Director's (1) Unicom Service for any period
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after September 1, 1994, plus (2) ComEd Service, if any, for any period prior to
September 1, 1994, provided, however, that any period of Concurrent Service shall be counted only once (and not double-counted as a period of Unicom Service and ComEd Service) in determining Eligible Service.

          (i)  Plan: The Unicom Corporation Retirement Plan for Directors, as it
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may be amended from time to time.

          (j)  Retainer: The amounts designated as annual retainer established
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for members of the Board for their service as such prior to any reduction or offset therefrom as a result of Commonwealth Edison Service, whether payable in cash or shares of stock; provided, however, that the supplemental annual fee

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adopted by the Board on May 22, 1996, to replace a previous annual grant of 300 shares of Unicom Corporation common stock under the Unicom Corporation Outside Director Stock Award Plan shall not be deemed to be "Retainer" for purposes of this Plan; and provided further, however, that after the closing of the merger of Unicom with and into Exelon Corporation pursuant to the terms of the Amended and Restated Agreement and Plan of Exchange and Merger, dated as of September 22, 1999, amended and restated as of January 7, 2000, among PECO Energy Company ("PECO Energy"), Newholdco Corporation ("Exelon") and the Company, pursuant to which the Company shall be merged with and into Exelon and the separate corporate existence of the Company shall cease and Exelon shall continue as the surviving corporation (the "Merger"), amounts paid to Directors in the form of stock or derivative securities shall not be deemed to be "Retainer" for purposes of the Plan.

          (k)  Termination Date: The date on which an Eligible Director is no
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longer a Director or a director of Commonwealth Edison Company.

          (l)  Unicom Service:  A Director's service on the Board.
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                   III.  Eligibility for Retirement Benefits
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          Eligibility for retirement benefits under the Plan shall be limited to each Director who has completed at least five full years of Eligible Service or at least three full years of Eligible Service if such Director's Eligible
Service commenced after attaining age 65.

                       IV.  Amount of Retirement Benefit
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          Each Eligible Director shall be entitled to an annual retirement benefit, for the period provided in Article V, which shall be an amount equal to the product of (a) the Retainer as in effect when such Eligible Director's benefit payments commence, adjusted from time to time for any changes thereafter in the Retainer multiplied by (b) a fraction, the numerator of which shall be the number of years of Unicom Service and the denominator of which shall be the number of years of Eligible Service; provided, however, that in computing Unicom Service, there shall be excluded one-half of the years of Concurrent Service; and provided further, that in computing the number of years of Unicom Service, Eligible Service and Concurrent Service for the purpose of this Article IV, fractional years will be

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rounded up to the next higher whole year. Such benefit shall be paid as hereinafter provided.

                      V.  Payment of Retirement Benefits
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          Retirement benefit payments shall commence to be paid to an Eligible
Director on the last day of the calendar quarter following such Eligible Director's Termination Date, or, if later, the date such individual attains age 65; provided, however, that an Eligible Director may elect, on such form as the Company may provide, no later than the last day of the calendar year preceding the year in which he or she attains age 65, to defer commencement of payment until such time as such individual shall elect, but, subject to the requirement that the Eligible Director has incurred a Termination Date, payments under this
Article V shall in all events commence to be made not later than the last day of the calendar quarter following the date an Eligible Director attains age 72. Subsequent benefit payments shall be made on the last day of each calendar quarter thereafter and shall be paid for a period equal to the Eligible Director's years of Eligible Service. For the purpose of determining the payment period, fractional years of Eligible Service will be rounded up to the next higher whole year. Each installment of

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retirement benefit payments shall be equal to one-fourth of the amount determined as provided in Article IV hereof.

          In the event of the Eligible Director's death after his or her Termination Date but before commencement of payments hereunder or before the Eligible Director has received all payments to which the Eligible Director is entitled hereunder, the benefit payments to which the Eligible Director would have been entitled had the Eligible Director lived shall be paid in the same amount to the Eligible Director's surviving spouse or other designated beneficiary using the same payment schedule and amount as would have applied if the Eligible Director had lived.

          Notwithstanding the foregoing, by March 31, 1997 each Director may irrevocably elect, in lieu of amounts otherwise payable pursuant to this Article a lump sum amount, payable on the Eligible Director's Termination Date, or as soon as practicable thereafter, either (a) by delivery of the number of whole shares of common stock of Unicom Corporation ("Unicom Stock") to be received with cash in lieu of fractional shares, or (b) in cash; provided that, for any Eligible Director's Termination Date occurring on or after the effective date of the Merger, such lump sum amount shall be paid to an Eligible Director on the last day of the calendar quarter following such Eligible Director's Termination Date or, if later, the date such

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individual attains age 65; provided, however, that an Eligible Director may elect, on such form as the Company may provide, no later than the last day of the calendar year preceding the year in which he or she attains age 65, to defer commencement of payment until such time as such individual shall elect, but, subject to the requirement that the Eligible Director has incurred a Termination Date, payments under this Article V shall in all events commence to be made not later than the last day of the calendar quarter following the date an Eligible Director attains age 72.

          The number of shares to be delivered pursuant to an election described in clause (a) above shall be determined as follows: An equivalent number of shares shall be calculated by using the lump sum present value on January 1, 1997 of the benefit otherwise payable pursuant to this Article divided by the closing price of a share of Unicom Stock reported on the New York Stock Exchange Composite Transactions on March 28, 1997, including for this purpose fractional shares. The number of equivalent shares so determined shall be credited to an account maintained by the Company on its books. As of each date (prior to the Eligible Director's Termination Date) on which a cash dividend is paid on Unicom Stock, each such account shall be credited with an additional number of equivalent shares to be

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determined by assuming reinvestment of equivalent dividends on shares then in the account. On the effective date of the Merger, the number of shares of Unicom Stock as determined in this paragraph shall be converted into the right to receive shares of the common stock of Exelon ("Exelon Stock") by multiplying the number of equivalent shares of Unicom Stock so determined by 0.95. Thereafter, each such account shall be credited with an additional number of equivalent shares of Exelon Stock to be determined by assuming reinvestment of equivalent dividends on shares of Exelon Stock then in the account as of each date (prior to the date the Eligible Director's retirement benefit payments commence to be paid in accordance with Article V) on which a cash dividend is paid on Exelon Stock.

          The cash amount to be paid pursuant to an election under clause (b) above shall be the lump sum present value on January 1, 1997, of the benefit otherwise payable pursuant to this Article, determined by crediting such amount to an account maintained by the Company on its books, increased by amounts representing interest, compounded quarterly, at a rate equal to the stated interest rate on the then most recently issued straight debt obligation of Commonwealth Edison Company with a maturity of at least 3 years, and computed to the date of payment.

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          The lump sum present value of a benefit otherwise payable under the
Article as of January 1, 1997 shall be computed by the Company using the discount rate then in use for purposes of determining the funding requirements for the Commonwealth Edison Company Service Annuity System.

          If a Director does not make the election at the time specified in the fourth preceding paragraph, his or her benefits shall be paid in the manner prescribed by the first two paragraphs of this Article.

          In the event of death before retirement of a Director who has elected payment of a lump sum amount in lieu of quarterly benefit payments otherwise payable hereunder, such Director's surviving spouse or other designated beneficiary, shall receive a lump sum payment in accordance with such Director's election, if such surviving spouse or other designated beneficiary would have been entitled to Pre-Retirement Death Benefits under Article VI of this Plan but for the Director's election to take a lump sum amount. Such lump sum payment shall be the amount accrued in the Director's account on the Company's books on the date of death and shall be payable to the surviving spouse or other designated beneficiary as soon as practicable thereafter.

          In the event the Eligible Service of a Director, who has elected a lump sum amount in lieu of quarterly benefit

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payments hereunder, is terminated due to disability, a lump sum payment shall be made to the Director (or to such other person as may be determined in accordance with Article X of this Plan if the Director is under legal disability or is otherwise unable properly to manage his or her affairs), if such Director qualifies for Disability Benefits under Article VII of this Plan. Such lump sum payment shall be made as soon as practicable following the determination of disability in accordance with Article VII.

                      VI.  Pre-Retirement Death Benefits
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          (a) If the Eligible Service of a Director who is eligible to retire as an Eligible Director is terminated due to death, such Director's surviving spouse or other designated beneficiary shall receive the benefit to which the surviving spouse or other designated beneficiary would have been entitled had the Director retired and his Termination Date occurred on the day prior to his or her death.

          (b) If the Eligible Service of a Director is terminated due to death prior to completing at least five full years of Eligible Service, such Director's surviving spouse or other designated beneficiary shall receive the benefit to which

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the surviving spouse or other designated beneficiary would have been entitled had such Director completed at least five full years of Eligible Service and terminated Eligible Service on the day prior to his or her death, except that
(i) the amount of each installment of such benefit shall be equal to one-fourth of the amount determined as provided in Article IV hereof and (ii) the benefit shall be paid for a period equal to the Director's years of Eligible Service at the Director's date of death.

          (c) Payments of any benefits under subparagraphs (a) or (b) shall commence on the last day of the calendar quarter in which occurs the Director's date of death.

                           VII.  Disability Benefits
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          If the Eligible Service of a Director is terminated due to disability prior to completing at least five full years of Eligible Service, such Director shall be entitled to payment of benefits, if any, under this Plan on the same basis as he or she would have been if he or she had completed at least five full years of Eligible Service. For purposes of this Article VII, disability shall mean a disability that prevents the Director from performing any and every duty of a member of the Board. The determination of the Compensation Committee of the Board as to

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whether a Director is terminated due to disability shall be final and conclusive.

                         VIII.  Financing of Benefits
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          The Plan shall be a noncontributory, nonqualified and unfunded plan.
Benefit payments under the Plan shall represent an unsecured general obligation of the Company and shall be paid by the Company from its general assets. No special fund or trust shall be created, nor shall any notes or securities be issued with respect to any benefits under the Plan.

                          IX.  Forfeiture of Benefits
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          As long as a former Director is receiving or is entitled to receive benefits under the Plan, such former Director will not directly or indirectly enter into or in any manner take part in any business or other endeavor, either as an employee, agent, independent contractor, owner or otherwise, which in any manner competes or conflicts with the business of the Company or is detrimental to the best interests of the Company, unless the Company gives its prior written consent thereto. The failure of a former Director to comply with the provisions of this Article

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shall result in the forfeiture of all further payments which otherwise would become due and payable under the Plan to the former Director or to his or her surviving spouse or other designated beneficiary. Before any such forfeiture, the Company shall mail notice to the former Director that consideration is being given to forfeiture pursuant to this Article. On written request of the former Director within sixty days following the mailing by the Company of the notice, the Compensation Committee of the Board shall afford the former Director an opportunity, at any mutually convenient time within that sixty-day period, to demonstrate to the Compensation Committee that forfeiture of payments would not be justified.

                            X.  Facility of Payment
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          Whenever a person entitled to receive any payment under the Plan is a person under legal disability or a person not adjudicated incompetent but who, by reason of illness or mental or physical disability, is in the opinion of the Compensation Committee of the Board unable properly to manage his or her affairs, then such payments shall be paid in such of the following ways as the Compensation Committee deems best: (A) to such person directly; (b) to the legally appointed guardian or

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conservator of such person; (c) to some relative or friend of such person for his or her benefit; or (d) for the benefit of such person in such manner as the Compensation Committee considers advisable. Any payment made in accordance with the provisions of this Article shall be a complete discharge of any liability for the making of such payment under the Plan, and the distributee's receipt shall be a sufficient discharge to the Company.

                              XI.  Administration
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          Each Eligible Director shall be entitled to designate a beneficiary to receive any death benefits payable under the Plan, on such form as the Committee shall require. No beneficiary designation will be effective unless filed with the Secretary's Office of the Company prior to the date of an Eligible
Director's death. In the absence of a valid beneficiary designation, death benefits shall be paid to the Eligible Director's estate. The Plan shall be administered by the Compensation Committee of the Board, which shall have full and final authority to interpret the provisions of the Plan and to make determinations regarding the administration of the Plan. All decisions and determinations by

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the Compensation Committee shall be final and binding upon all parties.

                              XII.  Miscellaneous
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          The Plan shall not affect in any way the rights of a Director under any deferred compensation agreement between the Director and the Company or any of its subsidiaries.

          The Plan may not be cancelled by the Company upon any merger or consolidation with or acquisition of the Company by any other entity, but shall be binding upon and inure to the benefit of the successors and assigns of the Company and the heirs, executors, administrators and assigns of each Director.

          No person shall have any right to commute, encumber, pledge or dispose of any right to receive payments hereunder, nor shall such payments be subject to seizure, attachment or garnishment for the payments of any debts, judgments, alimony or separate maintenance obligations or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise, all payments and rights hereunder being expressly declared to be nonassignable and nontransferable.

          The Plan may be amended from time to time or terminated by the Board at any time, but no amendment or termination may

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adversely affect the rights of any person then receiving benefits under the Plan or who is entitled to receive benefits under the Plan on account of a Director's prior termination of Unicom Service.

          This Plan shall be governed by the law of the State of Illinois.

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